Exhibit 99.1

SILVERCREST EXPANDS INTERNATIONAL AND GLOBAL EQUITY CAPABILITY WITH REHAN CHAUDHRI, JAMES A. DUNN, JR., KEN DENNIG,
AND ROBERT GONDOLFO

NEW YORK, May 2, 2024 Silvercrest Asset Management Group Inc. (NASDAQ:SAMG) is pleased to announce the hiring of Rehan Chaudhri, James A. Dunn, Jr., Ken Dennig, and Robert Gondolfo to enhance the firm’s investment capabilities and global outreach.

The team will expand upon Silvercrest’s comprehensive investment capabilities with their Global Equity Strategy, broadening the firm’s offerings to families and institutional investors.

Richard Hough, Chairman and Chief Executive Officer of Silvercrest, remarked, “The team brings significant investment expertise, a proven track record, and experience managing equity mandates on behalf of large institutions around the world. Rehan and his team deepen the firm’s intellectual capital in the International and Global space and complement Silvercrest’s existing International team and capabilities.”

Rehan Chaudhri said, “We are delighted and honored to join the Silvercrest family. Our common values of product excellence, client service, and a strong team orientation makes our decision to join Silvercrest an easy one. As we enter this year with increasing market volatility, the strong backing of the Silvercrest team allows us to focus on the world’s best value equity opportunities. We look forward to continuing our dialog with our potential clients and partners worldwide.” Mr. Chaudhri established a dynamic global and international value equity track record since 2020. The approach uniquely combines relative and deep value opportunities across global equity markets.

Mr. Chaudhri joins Silvercrest as a Managing Director and Lead Portfolio Manager for the team’s Global Equity Strategy. He brings a wealth of investment experience and will also be a member of Silvercrest’s Investment Policy and Strategy Group. Previously, Mr.Chaudhri was a Portfolio Manager at Altrinsic Global Advisors, managing $14 billion of capital. Before Altrinsic, he was a Portfolio Manager for Lazard Asset Management on their $30 billion international fund. His prior investment experience includes Brandywine Asset Management’s (Franklin Templeton Group) global and international funds as a Managing Director as well as a telecommunications equity research analyst for Morgan Stanley. Mr. Chaudhri has spoken at the United Nations and Davos on topics of emerging energy effects on enhancing developing economies. A graduate of McGill University in Montreal, he received his M.B.A. from the Wharton School.

Mr. Dunn joins Silvercrest as a Managing Director and brings over 25 years of professional investing experience in both public and private companies. Mr. Dunn spent over seven years as a

Managing Partner of Maplewood Capital, LLC, a special situations and strategic block investor in small-cap public equities. Prior to Maplewood, he spent over seven years as a Managing Director at Miller Investment Management, LP, a multibillion-dollar registered investment adviser with investment programs in global asset allocation, private equity, and private real estate. He has played an integral role in global asset allocation and private equity programs. Mr. Dunn graduated from the University of North Carolina with a B.A. in Economics and earned a J.D. from the University of Richmond.

Ken Dennig brings over 20 years of investment experience and was formerly a partner at Altrinsic Global Advisors where he was responsible for investments in the global industrials and materials sectors. Prior to Altrinsic, he was vice president of corporate finance at CI Investments, one of Canada’s largest investment fund companies. In that role, he managed treasury and investor relations, determined investment fund fees, and recommended dividend policy. Ken is a CFA® charterholder. He received his Bachelor of Commerce degree from Queen’s University in Canada and his MBA from the University of Toronto.

Mr. Gondolfo joins Silvercrest as a Senior Vice President. Mr. Gondolfo also worked closely with Mr. Chaudhri, at Altrinsic Global Advisors, where he was responsible for the firm-wide implementation of process improvement initiatives. While at Altrinsic, he held cross functional roles which included working on the trading, settlements, and back-office support teams. Previously he held multiple roles with AllianceBernstein’s back-office operations. During his tenure, Mr. Gondolfo was instrumental in the restructuring of their back-office operations to an outsourced business model. Robert graduated with a Bachelors of Science in Business Administration from Embry-Riddle University, Magna Cum Laude.

About Silvercrest Asset Management

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, New Jersey, California and Wisconsin, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors. As of December 31, 2023, the firm reported assets under management of $33.3 billion.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com